UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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MONARCH FINANCIAL HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of

Annual Meeting and Proxy Statement

Annual Meeting of Shareholders

To Be Held

May 12, 2015

NEW MEETING LOCATION

Dear Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Monarch Financial Holdings, Inc. (the “Company”), which will be held on May 12, 2015, at 5:30 p.m. at the Chrysler Museum of Art, Kaufman Theater, One Memorial Place, Norfolk, Virginia, 23510.

The accompanying Proxy Statement and related proxy materials set forth detailed information concerning the matters upon which you will be asked to vote. The Board of Directors requests shareholders carefully review these materials before completing the enclosed proxy card.

Whether or not you plan to attend in person, it is important that your shares be represented at the Annual Meeting. Please vote online at www.investorvote.com/mnrk or complete, sign, date and return promptly the form of proxy that is enclosed in this mailing. If you later decide to attend the Annual Meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the Annual Meeting, you may do so and your proxy will have no further effect.

The Board of Directors and management of the Company appreciate your continued support and look forward to seeing you at the Annual Meeting.

Very truly yours,

Brad E. Schwartz
Chief Executive Officer

Chesapeake, Virginia

April 2, 2015

Annual Shareholders Meeting Directions

Chrysler Museum of Art

Kaufman Theater

One Memorial Place

Norfolk, Virginia, 23510

The Chrysler Museum of Art is an art museum on the border between downtown and the Ghent district of Norfolk, Virginia. The museum was originally founded in 1933 as the Norfolk Museum of Arts and Sciences. Doors do not open until 5:00 pm, and the meeting is planned to begin at 5:30 p.m. with a reception immediately following.

From Norfolk International Airport:

Take Norview Avenue to Azalea Garden Road, Turn right onto East Princess Anne Road, Turn left onto Park Avenue, Turn right onto East Virginia Beach Boulevard, Turn right onto West Olney Road, Continue onto Mowbray Arch to One Memorial Place.

1435 CROSSWAYS BOULEVARD, SUITE 301

CHESAPEAKE, VIRGINIA 23320

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Monarch Financial Holdings, Inc. (the “Company”) will be held at the Chrysler Museum of Art, Kaufman Theater, One Memorial Place, Norfolk, Virginia, 23510 on Thursday, May 12, 2015 at 5:30 p.m. This Proxy Statement is furnished to holders of shares of the common stock of the Company, par value $5.00 per share (“Common Stock”), in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting of Shareholders for the following purposes:

1.

To elect four directors, Taylor B. Grissom, William T. Morrison, Elizabeth T. Patterson, and Brad E. Schwartz, each to serve a three year term as Class I directors, or until their successors are elected and qualified;

2.	To approve, in an advisory, non-binding vote, the compensation of the Company’s named executive officers disclosed in the Proxy Statement;

3.	To ratify the appointment of Yount, Hyde and Barbour, PC, as the Company’s independent auditor for the year ending December 31, 2015;

4.

To transact such other business as may properly come before the Annual Meeting. Management is not aware of any other business, other than procedural matters incident to the conduct of the Annual Meeting.

Information concerning the matters to be acted on at the meeting is set forth in the accompanying Proxy Statement and related proxy materials. The Board of Directors of the Company has established the close of business on March 18, 2015 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. The Board of Directors of the Company unanimously recommends that shareholders vote FOR approval of each of the items indicated above.

By Order of the Board of Directors,

Lynette P. Harris, Secretary

Chesapeake, Virginia

April 2, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 12, 2015.

The proxy statement and the 2014 annual report to stockholders on Form 10-K are available at

https://www.monarchbank.com/about-us/investor-relations/

PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR VOTE ONLINE AT WWW.INVESTORVOTE.COM/MNRK. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR THROUGH YOUR PROXY.

GENERAL INFORMATION

 The Monarch Financial Holdings, Inc. Board of Directors is soliciting proxies for the 2015 Annual Meeting.

  Date, Time and Place.    May 12, 2015 at 5:30 p.m. at the Chrysler Museum of Art, Kaufman Theater, One Memorial Place, Norfolk, Virginia, 23510. On or about April 2, 2015, we commenced mailing this proxy statement and the enclosed form of proxy to our shareholders entitled to vote at the meeting.

  Purposes.    At the Annual Meeting shareholders will be asked to elect four directors, all of whom are incumbents, each to serve a three year term as Class I directors, or until their successors are elected and qualified; to approve a non-binding resolution to endorse the Company’s executive compensation program; and to vote on the ratification of the appointment of Yount, Hyde and Barbour, PC, as the Company’s independent auditor for the year ending December 31, 2015.

 Record Date.    Only Common Stock shareholders of record at the close of business on March 18, 2015 will be entitled to vote at the Annual Meeting. On the Record Date, the authorized Common Stock consisted of 20,000,000 shares, of which 10,738,147 shares were issued and outstanding and held of record by approximately 2,389 shareholders. Shareholders are entitled to one vote for each share of Common Stock on all matters to come before the Annual Meeting. There are also 104,114 outstanding stock options on the Record Date. Option holders do not have the right to vote. On the Record Date the Company had no shares of preferred shares outstanding.

Quorum and Vote Required.  A majority of the shares of outstanding Common Stock must be represented at the meeting in person or by proxy in order to constitute a quorum for the transaction of business.

 The election of each nominee for director requires a plurality of the votes cast, in person or by proxy. The advisory, non-binding vote to approve the compensation of the Company’s named executive officers disclosed in the Proxy Statement, and the ratification of Yount, Hyde and Barbour, PC, as independent auditors of the Company for the year ending December 31, 2015, each require a favorable vote of a majority of the votes cast, in person or by proxy.

  As of the March 1, 2015, directors and executive officers of the Company and their affiliated persons and entities, as a group, owned of record and beneficially a total of 1,051,891 shares of Common Stock, or approximately 9.76% of the shares of Common Stock outstanding on such date. Directors and executive officers of the Company have indicated an intention to vote their shares of Common Stock and recommend that shareholders vote: (i) FOR the election of the four incumbent nominees identified in this Proxy Statement, all of whom shall serve a three year term as Class I directors, until their successors are duly elected and qualified, (ii) FOR, in an advisory, non-binding vote, approval of the compensation of the Company’s named executive officers, and (iii) FOR the ratification of the appointment of Yount, Hyde and Barbour, PC, as independent auditors of the Company for 2015.

 A shareholder may abstain or (only with respect to the election of directors) withhold his or her vote (collectively, “Abstentions”) with respect to each item submitted for shareholder approval. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will not be counted as voting in favor of or against the relevant item.

 A broker who holds shares in “street name” (“Broker Shares”) has the authority to vote on certain items when it has not received instructions from the beneficial owner. Except for certain items for which brokers are prohibited from exercising their discretion, which include the election of directors and the advisory vote on executive compensation, a broker is entitled to vote on matters presented to shareholders without instructions from the beneficial owner. Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a “broker non-vote” and such votes will not be counted as voting in favor of or against the particular proposal. Broker Shares that are voted on at least one matter will be counted for purposes of determining the existence of a quorum for the transaction of business at the meeting. Further, under the circumstances where the broker is not permitted to, or does not, exercise its discretion on any matter to be voted upon at a meeting, assuming proper disclosure to the Company of such inability to vote, not only will broker non-votes not be counted as voting in favor of or against the particular matter, but they also will not count for purposes of determining the existence of a quorum at the meeting.

Applicable rules determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name generally may vote on the proposal without receiving voting instructions from the owner. If a proposal is non-routine, the broker or other entity generally may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when a broker or other entity returns a signed proxy card but does not vote shares on a particular proposal because the proposal is not a routine matter and the broker or other entity has not received voting instructions from the beneficial owner of the shares. The ratification of Yount, Hyde and Barbour, PC, as independent auditors of the Company for the fiscal year ending December 31, 2015 is considered a routine matter, while the election of directors and the non-binding advisory vote to approve executive compensation are not considered routine matters.

Revocability of Proxy

A shareholder who gives a proxy may still vote in person, if they so desire, and may revoke the proxy at any time prior to the voting of such proxy by contacting the Secretary of the Company, Lynette P. Harris, in person or in writing, by filing a duly executed proxy bearing a later date or by voting online at a later date. If your shares are held in street name by a broker, bank or other financial institution, you must contact that institution to change your vote and if you then wish to vote in person, you must obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting as proof of your authority to vote the shares. All properly executed proxies delivered pursuant to this solicitation will be voted at the meeting in accordance with instructions contained therein, if any. If no contrary instructions are given, each proxy received will be voted FOR the proposals described herein. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

Person Making the Solicitation

The cost of the solicitation of proxies will be borne by the Company. Solicitations will be made only by mail, except that, if necessary, officers and regular employees of the Company may make solicitations of proxies in person, by telephone or by other electronic means. Banks, brokerage firms, and other custodians, nominees and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Company will, upon request, reimburse them for their reasonable charges and expenses in this connection.

PROPOSAL 1. ELECTION OF DIRECTORS

General

The Company’s Articles of Incorporation provide for the Board of Directors to be divided into three classes: Class I, Class II and Class III.

Four incumbent Class I Directors have been nominated for election at the Company’s 2015 Annual Meeting of Shareholders for three year terms: Mr. Grissom, Mr. Morrison, Mrs. Patterson, and Mr. Schwartz, if elected, shall each serve a term of three years expiring at the Company’s 2018 Annual Meeting of Shareholders.

The current term of the Class II Directors will expire at the Company’s 2016 Annual Meeting of Shareholders. The current term of the Class III Directors will expire at the Company’s 2017 Annual Meeting of Shareholders. In all cases, directors are elected to serve until their successors are duly elected and qualified.

The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of directors. Four incumbent directors have been nominated by the Board of Directors to continue to serve as Directors. The Board of Directors recommends that these incumbent nominees serve as Directors in their respective class. Proxies received by the Company will be voted FOR the election of the four nominees unless marked to the contrary. A shareholder who desires to withhold voting of the proxy for all or one or more of the nominees may so indicate on the proxy.

All of the nominees are currently members of the Board of Directors and all have consented to be named and have indicated their intent to serve, if elected. If any nominee becomes unable to serve, an event that is not anticipated, the proxy may be voted for a substitute nominee to be designated by the Board of Directors, or the number of directors will be reduced.

There are no current arrangements between any director or nominee and any other person pursuant to which the director or nominee was selected to serve. No family relationships exist among any of the directors or between any of the directors and executive officers of the Company. None of the directors are directors of other publicly-traded companies, or have been within the last five years. The following biographical information discloses each nominee’s age, business experience in the past five years and the year each individual was first elected to the Board of Directors of the Company or previously to the Board of Directors of Monarch Bank, the predecessor to and now a wholly-owned subsidiary of the Company. Also listed is the value each Board member contributes to the Company. Unless otherwise specified, each nominee has held his or her current position for at least five years.

Nominee Class I Directors, Whose Terms, if Elected, Will Expire in 2018

TAYLOR B. GRISSOM, 49, served as a director since Monarch Bank was founded in 1998. He is a native of Chesapeake, Virginia. He graduated from Great Bridge High School in 1983 and received a Bachelor of Arts in Business Administration from Virginia Wesleyan College in 1987, having served on their Alumni Advisory Council. Mr. Grissom served as President of State Line Sand, Inc. and was the managing partner in Higgerson Sand Company. He was a founder of VisuTel, Inc. and served as its Vice President. He is a member of Tidewater Builders Association where he currently serves as a Director. He is a founder of Blue Water Pools, Inc. and currently serves as the managing member. He is a partner in Davenport Land Management, Inc., a residential real estate development company located in Tidewater. Mr. Grissom brings value and insight into our business banking focus and the residential and commercial construction trades. These skills add great value as a board member and as a member of the Director’s Loan Committee.

WILLIAM T. MORRISON, 52, joined Monarch Bank in May 2007 and was named Chief Executive Officer of Monarch Mortgage in August 2011, having previously served as Executive Vice President and Chief Operating Officer of Monarch Mortgage. Mr. Morrison is a resident of Virginia Beach, Virginia and he holds an undergraduate degree in Business Administration from Old Dominion University. He has approximately 30 years of banking experience and previously served at other local banks as Chief Operating Officer and Chief Credit Officer. Mr. Morrison’s civic and community activities include having served on the Old Dominion University Executive Advisory Council for the College of Business and Public Administration, Virginia Beach Community Service Board, the United Way Funds Distribution Committee, the Virginia Beach Youth Foundation, and the Virginia Beach Forum. Mr. Morrison’s experience, leadership, and skills in the financial and mortgage lending industries are critical in leading our mortgage division as well as his role in the many management teams and committees.

ELIZABETH T. PATTERSON, 66, and a native of Hampton Roads, has served as a director since the formation of Monarch Bank in 1998. A Certified Financial Planner (CFP), Beth is President of Waypoint Advisors, a family office specializing in wealth management, legacy and philanthropic services for families and foundations. She graduated Summa Cum Laude with a BS degree and an MBA from Old Dominion University where she also earned memberships in Phi Kappa Phi, Beta Gamma Sigma and Psi Chi National Honorary Fraternities. Beth’s current civic activities include Trustee of Chesapeake Bay Academy and Advisory Board Member of Horizons Hampton Roads. In addition, Beth serves on the Hampton Roads Leadership Council of the Chesapeake Bay Foundation, and the Advisory Board of Envest III, LLC, a private equity fund. Her past professional and civic activities are varied and numerous. She resides in Virginia Beach with her husband, Tom Bertrand. Ms. Patterson brings investment experience, analytical ability and leadership skills to her role as Director, as Chair of the Nominating and Corporate Governance Committee, and as a member of the Audit and Compliance Committee.

BRAD E. SCHWARTZ, 52, served as a director since he joined Monarch Bank in May 2004, and as a director of the Company since its formation in 2005. He was named Chief Executive Officer of the Monarch Bank in 2009 and Chief Executive Officer of the Company in 2010, having previously served as Executive Vice President and Chief Operating and Financial Officer; and Corporate Secretary. He is a resident of Virginia Beach Virginia. Mr. Schwartz has an undergraduate degree in Business Administration from Longwood University, a Masters of Business Administration from the University of Richmond’s Robins School of Business, and is a graduate of the American Bankers Association’s Stonier Graduate School of Banking at Georgetown University. Mr. Schwartz is also a certified public accountant. He has approximately 30 years of banking experience and has held past positions at other community banks as Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and Chief Information Officer. Mr.

Schwartz also served as a safety and soundness examiner for the Virginia State Corporation Commission’s Bureau of Financial Institutions, the primary regulator of Virginia-chartered financial institutions. He currently serves on the Board of Directors for the Federal Reserve Bank of Richmond, the Virginia Bankers Association, and the Board of Visitors for Longwood University. Mr. Schwartz’s experience, leadership and skills in the financial services industry add value as the leader of our Executive Management team and as a Director. These skills add value as a leader and contributor to our committees, as a member of the Director’s Loan Committee, as well as his role in the many management teams and committees.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE

PROPOSAL TO ELECT THE FOUR CLASS I NOMINEES AS DIRECTORS OF THE COMPANY.

Class II Directors Whose Terms Will Expire in 2016

LAWTON H. BAKER, CPA, 71, Vice Chairman, has served as a director of the Company since Monarch Bank was founded in 1998. He is a resident of Portsmouth, Virginia. He has served as the President of Baker & McNiff, Certified Public Accountants and Business Consultants, P.C. in Virginia Beach since 1977. His firm provides accounting, financial planning and consulting services to businesses throughout the Hampton Roads area, and he has served as President of the Tidewater Chapter of Virginia Society of CPA’s. He serves as Vice President of FOCUS Asset Management Company, a registered investment advisory company in Virginia Beach, since January 1999. Mr. Baker has served on the Board for StoneBridge School in Chesapeake for 22 years, and is currently their Treasurer and Finance Committee Chairman. Mr. Baker has served on the Boards of Furmanite of America, Inc. in Virginia Beach, Foundation of American Christian Education in Chesapeake, as President of Big Brothers/Big Sisters of Tidewater, Kiwanis Club of Churchland, and as Treasurer of the Elizabeth Manor Golf and Country Club in Portsmouth. He is an active member at St. Andrews United Methodist Church, and has served on the church council as a Sunday school teacher and as Finance Committee Chair. Mr. Baker provides accounting and auditing experience, as well as investment and business advisory skills which are critical for Monarch. He currently uses these skills as Vice Chairman of our Board of Directors, Chairman of our Audit and Compliance Committee, member of the Compensation Committee, and as a past member of the Board of Directors’ Loan Committee.

JEFFREY F. BENSON, 53, Chairman, has served as a director of the Company since Monarch Bank was founded in 1998 and as Chairman of the Company since 2006. He resides in Chesapeake, Virginia. For over twenty-five years, he has served as a partner of the Overton Family Partnership and their related companies. Mr. Benson’s companies are involved in the development and management of commercial real estate, residential development and construction, as well as office and industrial development. Mr. Benson is very active in local youth activities. He attends River Oak Church where he currently serves as a Trustee. Mr. Benson also serves on the Board of Young Life Chesapeake and on the Board of Directors at Liberty University. Mr. Benson’s involvement in the residential and commercial real estate markets adds great value and insight to the Company. His qualifications are utilized in his role as Chairman of the Board of Directors, Chairman of the Director’s Loan Committee and as a member of the Compensation Committee.

VIRGINIA S. CROSS, 57, has served as a Director since November 2010. She was a member of the Bank’s Virginia Beach Advisory Board of Directors since it was formed in 2002, and served as the chairperson of that board for four years. She is a resident of Virginia Beach, Virginia. Mrs. Cross served as the President/Broker/Owner of Progressive Realty, a real estate firm representing some of the top builders in the local market area with a sales force of over 70 and two office locations (Virginia Beach and Cape Charles on the Eastern Shore), before selling the company in 2004. More recently, Mrs. Cross has formed a development company and serves as a partner in Atlantic Land and Development Company. She still serves as a real estate marketing consultant for Ashdon Builders, is a partner and involved with the management of commercial real estate, and is the President of Surety Title. She has been an active member of the community, serving as vice chair of the regional board of the Hampton Roads Chamber of Commerce and chair of the Virginia Beach Division of the Hampton Roads Chamber of Commerce. Mrs. Cross also served on the Virginia Beach Educational Foundation Board and was a founding member of the 500-Year Forest Foundation. Cross was honored with the ‘Outstanding Professional Woman of Hampton Roads’ award given for her outstanding achievements, leadership and integrity. She is a member of Trinity Church in Virginia Beach. Mrs. Cross’s experience and involvement in the real estate brokerage and building community provides insight into our real estate, residential construction, and mortgage lending areas, as well as the community. Her skills add great value as a board member and as a member of the Audit and Compliance Committee.

ROBERT M. “BOB” OMAN, 60, has served as a director of the Company since Monarch Bank was founded in 1998. He is a Chesapeake, Virginia native and has served as the President of Oman Funeral Homes, Inc. since 1985; he also serves as President of Hampton Roads Crematory, Simply Cremation, Inc., O & O Properties and Oman Insurance Agency. Mr. Oman currently is President of the Virginia State Funeral Directors Association where he also serves as Chairman of its Legislative Committee; Mr. Oman has the distinct honor of having been named a recipient of “Virginia’s Outstanding Funeral Director of the Year” by the Virginia Funeral Directors Association; he is a former member and Past-President of the Virginia State Board of Funeral Directors and Embalmers and is a guest lecturer and instructor at Old Dominion University, Tidewater Community College, and the Chesapeake Public School System. Mr. Oman is a former four-term Chairman and currently serves as the senior member and Chairman of the Chesapeake Hospital Authority which governs Chesapeake Regional Medical Center. He is a former President of the Tidewater Funeral Directors Association and is past president and member of the board of the Chesapeake Hospice Council. He currently serves as a member of the Board of Deacons at Great Bridge Baptist Church and is a Past President of the Chesapeake East Camp of Gideon’s International. As a small business owner and native of our headquarters city, Mr. Oman brings value and insight into our business banking focus as well as the community. These skills add great value as a board member and as a member of the Director’s Loan Committee.

Class III Directors Whose Terms Will Expire in 2017

JOE P. COVINGTON, JR., 64, has served as a director since 2005. He resides in Norfolk, Virginia. Mr. Covington is the Chairman of Covington & Associates Realtors, Inc. and Covington Contracting, Inc. He has been actively involved in the real estate field since 1977. Covington & Associates is a full service real estate company which handles the brokerage of properties and through its property management division, oversees many of the projects developed by Covington Contracting. Covington Contracting has developed both single-family and multi-family projects since it was formed in 1981, and now primarily focuses on the building and renovation of custom homes in Virginia Beach, Norfolk, and Suffolk. He has served on numerous boards and organizations in the Tidewater area including the Tidewater Builders Association, Kiwanis Club of Ghent, East Carolina University Foundation Board of Directors, Downtown Norfolk YMCA, Tidewater March of Dimes, and the City of Norfolk Real Estate Appeals Board, where he served as Chairman. A native of Edenton, North Carolina, Mr. Covington graduated from East Carolina University with a B.S. Degree in social work. Mr. Covington’s involvement in the residential and multi-family real estate markets adds great value and insight to the Company. His qualifications are utilized in his role as a board member, as a member of the Director’s Loan Committee, and as a member of the Compensation Committee.

E. NEAL CRAWFORD, JR., 52, has served as a director of the Company since January 2008 and joined the company in 2003. He is a resident of Norfolk, Virginia and was named President of Monarch Bank in 2009 and the Company in 2010, having previously served as Norfolk Regional President. He has worked in the banking industry for over 25 years and prior to joining Monarch he was President of Norfolk Capital, LLC, a commercial mortgage brokerage company in Norfolk. He also served as Senior Vice President and Community President-Norfolk for a large regional banking company. Mr. Crawford’s civic and community activities include serving as treasurer for the East Carolina University Alumni Foundation, serving on the board of visitors of East Carolina University, serving on the Board and Executive Committee of the Greater Norfolk Company, and serving on the Boards of Virginia Beach Vision, Visit Norfolk, and Retail Alliance. Mr. Crawford is a member of First Presbyterian Church in Norfolk. He is a 1985 graduate of East Carolina University with a degree in finance and is a graduate of the American Bankers Association’s Stonier Graduate School of Banking at the University of Pennsylvania. Mr. Crawford’s experience, leadership and skills in the banking field add value as a member of our Executive Management team and as a Director. These skills are critical as the leader of our banking sales teams, as a member of the board and Director’s Loan Committee, as well as his role in the many management teams and committees.

DWIGHT C. SCHAUBACH, 72, has served as a director since 2005. He resides in Suffolk, Virginia. Mr. Schaubach is currently Chief Executive Officer of Bay Disposal and Recycling, a waste management and recycling business, and President of Johns Brothers Security, Inc., a security system installation and monitoring company. As both an owner of several small and medium sized businesses and an entrepreneur, Mr. Schaubach brings value and insight into our business banking focus as well as the community. These skills add great value as a board member and as the Chairman of the Compensation Committee.

Executive Officers Who Are Not Directors. The following individuals are the executive officers of the Company who are not also directors. This list excludes Executive Officers Schwartz, Crawford, and Morrison, who all serve as directors. Unless otherwise specified, each officer has held their current position for at least five years.

Name	Principal Occupation	Age	Since
Denys J. Diaz	Executive Vice President, Chief Information Officer. Previously CIO for Lone Star Bank, Pharr, Texas 2010-2011, Chief Information and Technology Officer for Hillcrest Bank, Kansas City, Missouri, 2008-2010.	48	2011

Lynette P. Harris	Executive Vice President, Chief Financial Officer and Secretary of the Company since 2010. Previously served as Executive Vice President and Chief Financial Officer, and as Senior Vice President Controller for the Bank.	57	2004

Andrew N. Lock	Executive Vice-President & Chief Risk Officer since 2011. Previously served as Executive Vice President and Chief Credit Officer for Monarch Bank.	51	2005

Non-Executive Senior Officers, who are not also directors. The following individuals compose the remaining members of the senior management team of our sole subsidiary Monarch Bank. Officer titles are for Monarch Bank unless noted otherwise. These Non-Executive Senior Officers, along with the previously disclosed six executive officers of the Company, comprise the senior leadership team.

Name	Principal Occupation	Age	Since
Mary J. Anderson	Senior Vice President, Human Resources	61	2004

William H. Carr	Market President, Peninsula	56	2013

Patrick A. Faulkner	Managing Director, Monarch Bank Private Wealth	52	2012

James R. Ferber	President, Real Estate Finance Group	58	1999

Barbara L. Guthrie	Executive Vice President, Facilities	66	2003

Jack H. Lane	President, Monarch Mortgage	48	2007

Steven C. Layden	Executive Vice President, Business Banking	60	2012

Barry A. Mathias	Executive Vice President & Chief Credit Officer	65	1999

David W. McGlaughon	President OBX Bank	59	2007

Karyn M. Mercier	Senior Vice President, Retail Banking	54	2005

James M. Miller	Executive Vice President, Mortgage COO	55	2012

Bernard H. Ngo	Market President, Williamsburg Managing Director, Monarch Bank Private Wealth	53	2012
W. Craig Reilly	Market President, Norfolk	39	2005

David K. Ropp	Market President, Chesapeake	54	2010

Theresa A. Ruby	Senior Vice President, Cash Management	50	2010

Jeremy R. Starkey	Senior Vice President, Commercial Real Estate Finance	42	2004

Charles M. Wright	Market President, Virginia Beach	41	2009

SECURITY OWNERSHIP

Security Ownership of Management

 The following table sets forth information relating to the beneficial ownership of Common Stock as of March 1, 2015, by (i) each of the Company’s directors and the named executive officers listed in the Summary Compensation Table below and (ii) all of the Company’s directors and executive officers as a group. Each of the Company’s directors and named executive officers currently receive mail at the Company at 1435 Crossways Boulevard, Suite 301, Chesapeake, VA 23320. Beneficial ownership includes shares, if any, held in the name of a spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in themselves at once or at some future time.

Name	Number of Shares Beneficially Owned (1) (2) (3)	Percent of Outstanding Shares

Lawton H. Baker	51,222	*

Jeffrey F. Benson	99,439	*

Joe P. Covington, Jr.	65,895	*

E. Neal Crawford , Jr.	99,447	*

Virginia S. Cross	15,594	*

Taylor B. Grissom	52,355	*

Lynette P. Harris	38,095	*

Andrew N. Lock	52,308	*

William T. Morrison	107,467	1.00%

Robert M. Oman	67,426	*

Elizabeth T. Patterson	86,372	*

Dwight C. Schaubach	174,703	1.63%

Brad E. Schwartz	121,942	1.14%

Directors and Executive Officers as a Group (14 persons)	1,051,891	9.76%

   *Indicates ownership interest of less than 1%

(1)

Unless otherwise indicated in the footnotes, the individuals named above have sole voting and investment power over the shares beneficially owned by them. This table is based upon information supplied by officers, directors, and principal shareholders. Unless indicated in the footnotes above and subject to community property laws where applicable, the Company believes that each of the shareholders named above has voting and investment power with respect to the shares indicated as beneficially owned.

(2)

Includes shares held by affiliated Companys, close relatives and children, and shares held jointly with spouses or as custodians or trustees, as follows: Mr. Baker, 12,399 shares; Mr Benson, 17,820 shares; Mrs. Harris, 8,648 shares; Mr. Oman, 53,030 shares; Mr. Schaubach, 3,024 shares; and Schwartz 1,297.

(3)

Includes shares subject to options currently exercisable as of March 1, 2015: Mr. Baker, 3,960 shares; Mr. Benson, 3,960 shares; Mr. Covington, 3,960 shares; Mr. Crawford, 9,900 shares; Mr. Grissom, 3,960 shares; Mrs. Harris, 2,970; Mr. Lock, 1,980; Mr. Oman, 3,960 shares; and Mr. Schwartz, 4,900 shares. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual holding such shares, but are not deemed outstanding for purposes of computing the percentage of any other person listed above as a beneficial owner.

Security Ownership of Certain Beneficial Owners

As of February 15, 2015, the most recent date available, no shareholders reported beneficial ownership of 5% or more of Common Stock in Schedule 13G filings with the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and any persons who own more than 10% of the outstanding shares of Common Stock to file with the Securities and Exchange Commission (“SEC”) reports of ownership and changes in ownership of Common Stock. Directors and executive officers are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that all reporting requirements, under Section 16(a) for 2014 were met in a timely manner by its directors, officers and greater than 10% beneficial owners.

CORPORATE GOVERNANCE AND

THE BOARD OF DIRECTORS

General

The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Company Act and the Company’s Articles of Incorporation and Bylaws. Members of the Board are kept informed of the Company’s business through discussions with the Chairman, Chief Executive Officer, President, and other officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

Our board structure and practices allow us to monitor and manage risks inherent in our business. We have an independent board chairman, and eight of our eleven current board members are independent of management. Each board member of Monarch Financial Holdings, Inc. also serves as a director of our sole subsidiary, Monarch Bank. All members attended more than 75% of our board and applicable committee meetings in 2014. We consider our largest risk to be credit risk, and as such a majority of our board members serve on the Directors Loan Committee, which reviews larger exposure lending and our overall loan policy and direction. Our Audit and Compliance Committee and Compensation Committee were also active in their oversight roles in 2014. Our directors were also actively involved in our strategic planning process.

Independence of the Directors

The Board of Directors in its business judgment has determined that the following eight of its eleven members are independent as defined by the listing standards of the Nasdaq Stock Market (“NASDAQ”): Mrs. Cross, Mrs. Patterson, and Messrs. Baker, Benson, Oman, Covington, Schaubach, and Grissom. In reaching this conclusion, the Board considered that the Company and its subsidiaries provide services to, and otherwise conduct business with, companies of which certain members of the Board or members of their immediate families are or were directors or officers.

Consistent with the NASDAQ listing standards, our Corporate Governance Guidelines (established and monitored by the Company’s Nominating and Corporate Governance Committee) establish categorical standards under which the Board views the following as impairing a director’s independence:

•	a director who is our employee, or whose immediate family member is an executive officer;
•

a director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service;

•

a director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, the Company’s present or former internal or external auditor;

•

a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee; and

•

a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $200,000 or 5% of the recipient’s consolidated gross revenues.

None of our non-employee directors, their immediate family members or employers is engaged in such relationships with the Company.

Code of Ethics

The Audit and Compliance Committee of the Board of Directors has approved a Code of Business Conduct and Ethics for directors, officers and all employees of the Company and its subsidiaries, and an addendum to the Code of Ethics applicable to select Executive Officers including the Chief Executive Officer, Chief Financial Officer and other principal financial officers. The Code addresses such topics as protection and proper use of Company assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting and conflicts of interest. Requests for a copy of the Company’s Code of Ethics may be sent to lharris@monarchbank.com or by visiting the Company’s website at www.monarchbank.com/about-us/investor-relations/.

Board and Committee Meeting Attendance

The Boards of Directors for Monarch Financial Holdings, Inc. and Monarch Bank, its wholly-owned subsidiary, are the same. The Board of Directors of Monarch Financial Holdings, Inc. met eleven times during 2014 and the Board of Directors of Monarch Bank met eleven times in 2014. All incumbent directors and director nominees attended more than 75% of the aggregate total number of meetings of the Board of Directors and committees on which they served in 2014.

Executive Sessions

Independent directors meet periodically outside of regularly scheduled Board meetings. The Company held eleven formal executive sessions that included only independent directors in 2014. Mr. Benson served as chairman for these executive sessions.

Committees of the Board

The Board of Directors has five standing committees: Audit and Compliance Committee, Compensation Committee, Executive Committee, Director’s Loan Committee and Governance and Nominating Committee. At its first Board of Directors meeting following the annual Board of Directors election, the Board will elect each Committee. Committee members serve for a one year term or until the first meeting of the Board following the annual Board of Directors election. Information on the committees and the committee members is detailed below:

Audit and Compliance Committee

The Audit and Compliance Committee (the “Audit Committee”) of the Board of Directors is responsible for providing independent, objective oversight of the Company’s independent auditors, accounting functions and internal controls. The specific functions of the Audit Committee are to (i) recommend selection of independent certified public accountants; (ii) approve the scope of the accountants’ examination; (iii) review internal accounting procedures; (iv) review reports of examination by the accountants and by regulatory agencies having jurisdiction over the Company; (v) monitor internal programs to ensure compliance with the law and avoidance of conflicts of interest; and (vi) aid the Board in fulfilling its responsibilities for financial reporting to the public. During 2014, the Company’s internal audit function was carried out by its internal auditors. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of both the internal auditor and the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. The Audit Committee has a written Audit and Compliance Committee Charter (the “Charter”). This Charter is published at https://www.monarchbank.com/about-us/investor-relations/.

The members of the Audit Committee are Mr. Baker (Chairman), Mrs. Cross, and Mrs. Patterson, all of whom the Board in its business judgment have determined are independent as defined by NASDAQ’s listing standards and the requirements of the SEC. The Board of Directors has determined all of the Audit Committee members have sufficient knowledge in financial and auditing matters to serve on the Audit Committee, and Mr. Baker qualifies as an Audit Committee financial expert as defined by NASDAQ’s listing standards and the requirements of the SEC.

The Audit Committee met four times in 2014. For additional information regarding the Audit Committee, see “Audit Information – Audit and Compliance Committee Report” in this Proxy Statement.

Compensation Committee

The Compensation Committee reviews the performance and compensation of the overall company, reviews compensation risk, sets guidelines for compensation of executive officers and addresses human resources issues and policies. All decisions by the Compensation Committee relating to the compensation of the Company’s executive officers are reported to the full Board of Directors. The Compensation Committee has a separate written Charter. This Charter is published at https://www.monarchbank.com/about-us/investor-relations/.

The members of the Compensation Committee are Messrs. Schaubach (Chairman), Baker, Benson and Covington. The Board of Directors in its business judgment has determined that all members are independent as defined by NASDAQ’s listing standards and all meet the requirements established by the Securities and Exchange Commission. The Compensation Committee met twice in 2014 to review compensation mix and perform a review of the Company’s compensation policies and actions. For additional information regarding the Compensation Committee, see “Executive Compensation – Compensation Committee” in this Proxy Statement.

Executive Committee

When the Board is not in session, the Executive Committee is authorized to exercise all of the Board’s power except for certain Board responsibilities, such as approval of an amendment of the Articles of Incorporation, a plan of merger or consolidation or the issuance of stock. The members of the Executive Committee are Messrs. Benson (Chairman), Baker, Crawford, and Schwartz. The Executive Committee met once in 2014.

Director’s Loan Committee

The functions of the Loan Committee are to (i) approve and ratify new loans over a predetermined dollar limit; (ii) provide oversight of the Company’s lending policies; and (iii) monitor the overall quality of the Company’s loan portfolio. The members of the Loan Committee are Messrs. Benson (Chairman), Covington, Crawford, Grissom, Oman, and Schwartz. The Loan Committee met 40 times in 2014.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”) consists of Mrs. Patterson (Chair), and Messrs. Benson, Oman, and Schaubach. The Board in its business judgment has determined all members are independent as defined by NASDAQ’s listing standards. The Nominating Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s Governance Guidelines. In addition, the Nominating Committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Company does not have a separate charter for the Nominating Committee. The Nominating Committee did not meet in 2014. In February 2015 the independent directors of the Board of Directors nominated Messrs. Grissom, Morrison, and Schwartz and Mrs. Patterson for election at the 2015 annual shareholders meeting, with those directors abstaining on their nominations.

In identifying potential nominees, the Nominating Committee takes into account such diverse factors as it deems appropriate, including the current composition of the Board, the range of talents, experiences and skills that would best complement those individuals already represented on the Board, the balance of management and independent directors and the need for specialized expertise. We consider diversity to include different viewpoints, professional experience, education, skill, and other individual qualities and attributes that contribute to board heterogeneity. The Nominating Committee considers candidates for Board membership suggested by Board members and by management and the Nominating Committee will also consider candidates suggested by a shareholder of the Company.

The Nominating Committee considers, at a minimum, the following factors in recommending to the Board of Directors potential new directors, or the continued service of existing directors:

—	The ability of the prospective nominee to represent the interests of the shareholders of the Company;
—	The prospective nominee’s standards of integrity, commitment and independence of thought and judgment;
—	The prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other boards;
—	The extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board of Directors; and
—	The prospective nominee’s involvement within the communities the Company serves.

The Company’s Bylaws also permit shareholders entitled to vote for the election of directors to submit candidates for formal consideration by the Company if the Company receives timely written notice, in proper form, for each such recommended director nominee. To be timely, a shareholder’s nomination must be delivered to the Secretary at the principal executive offices of the Company between 90 and 60 days prior to the anniversary of the preceding year’s annual meeting. However, in the event the date of the annual meeting is scheduled to be more than 30 days prior to or 60 days after the anniversary of the preceding year’s annual meeting, a shareholder’s nomination must be received not earlier than the 90th day prior to such annual meeting and not later than the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Any shareholder submitting a nomination under the Company’s Bylaws must include (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and Rule 14a-11 thereunder (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the name and address (as they appear on the Company’s books) of the nominating shareholder and the beneficial owner, if any, on whose behalf the nomination is made and the class and number of shares of the Company owned beneficially and of record by such shareholder and beneficial owner. Nominations should be addressed to: Secretary, Monarch Financial Holdings, Inc., 1435 Crossways Boulevard, Suite 301, Chesapeake, Virginia 23320. These requirements are more fully described in Section 1.12 of the Company’s Bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Secretary of the Company.

Under the current process for selecting new Board candidates, the Chairman, Chief Executive Officer, the Nominating Committee or other Board members identify the need to add a new Board member with specific qualifications or to fill a vacancy on the Board. The Chair of the Nominating Committee will initiate a search, working with staff support and seeking input from Board members and senior management, hiring a search firm, if necessary, and considering any candidates suggested informally or recommended by shareholders. An initial slate of candidates that will satisfy criteria and otherwise qualify for membership on the Board may be presented to the Nominating Committee. A determination is made as to whether the Nominating Committee members or Board members have relationships with preferred candidates and can initiate contacts. The Chairman, Chief Executive Officer and at least one member of the Nominating Committee interview prospective candidates. The Nominating Committee meets to conduct additional interviews of prospective candidates, if necessary, and to consider and recommend final candidates for approval by the full Board of Directors.

Communications with Directors

The Company has a formal policy regarding shareholder communications with the Board of Directors. Any shareholder may submit written communications to Board of Directors, Monarch Financial Holdings, Inc., 1435 Crossways Boulevard, Suite 301, Chesapeake, Virginia 23320, whereupon such communications will be forwarded to the Board of Directors if addressed to the Board of Directors as a group, or to the individual Director or Directors addressed. Shareholders interested in communicating directly with the Nominating and Corporate Governance

Committee, which is charged with handling all such communication to a non-management member of the Company, may do so in writing to Nominating and Corporate Governance Committee Chairperson, Monarch Financial Holdings, Inc., 1435 Crossways Boulevard, Suite 301, Chesapeake, Virginia 23320. The Company promptly forwards, without screening, all such correspondence to the indicated directors.

Annual Meeting Attendance

Directors are encouraged to attend Shareholders’ meetings. All incumbent and nominee directors, with the exception of Ms. Cross, attended the previous year’s Annual Meeting of Shareholders.

Director Compensation

During 2014, the Company paid non-employee directors for meeting attendance at a rate of $800 for monthly Monarch Bank Board of Director meetings and $400 for all committee meetings, all paid in cash. All meetings of the Monarch Financial Holdings, Inc. board were held at the same time and place as Monarch Bank board of directors meetings in 2014, with no additional compensation paid if the meetings were held on the same day. Executive Committee meetings were also held with no additional compensation paid. Mr. Schwartz, Mr. Crawford, and Mr. Morrison, all employee directors, have not been paid any director’s fees.

A single cash payment and restricted stock grant was provided as an annual retainer to all non-employee directors in 2014. The cash payment was $5,000 for each non-employee director. Each director has been granted a restricted stock award pursuant to the Monarch Financial Holdings, Inc. 2014 Equity Incentive Plan. Grants of 1,200 shares per non-employee director were made for 2014 on December 8, 2014 at the closing market price on the day issued, with the exception of the Chairman, Mr. Benson, to whom a grant of 2,400 shares was made for 2014 on December 8, 2014. Shares vest approximately two years from issuance.

The following table sets forth certain information relating to compensation of directors in Fiscal 2014:

Director Compensation for 2014

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)	Total ($)

Lawton H. Baker	$15,600	$16,560	-	-	$32,160

Jeffrey F. Benson	30,000	33,120	-	-	63,120

Joe P. Covington, Jr.	28,400	16,560	-	-	44,960

Virginia S. Cross	14,800	16,560	-	-	31,360

Taylor B. Grissom	28,800	16,560	-	-	45,360

Robert M. Oman	28,000	16,560	-	-	44,560

Elizabeth T. Patterson	14,000	16,560	-	-	30,560

Dwight C. Schaubach	12,400	16,560	-	-	28,960

(1)	All meeting fees are paid in cash on a monthly basis.

(2)	Based on the Company’s financial performance in 2014, a cash retainer of $5,000 was paid to each non-employee director.

(3)	Each of the directors named above were granted 1,200 shares of restricted stock as a retainer that vest December 9, 2016 with the exception of Mr. Benson whom was granted 2,400 shares of restricted stock as a retainer that vest December 9, 2016. The valuation is based on the Company stock price of $13.80 per share at the grant date of December 8, 2014.

(4)	Outstanding Stock Options for non-employee directors. Mr. Baker, 3,960 shares; Mr. Benson, 3,960 shares; Mr. Covington, 3,960 shares; Mr. Grissom, 3,960 shares; and Mr. Oman, 3,960 shares. All are fully vested and all expire ten years from the date of issuance.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and General Objectives

The overall objective of the Company’s various compensation programs is to attract and retain skilled personnel. The Company believes the attraction and retention of skilled professionals has been the single most important contributing factor to the Company’s success. The Company recruits for and places high performance expectations upon its personnel. In order to attract highly skilled personnel, the Company aims to provide attractive compensation plans that allow top performing personnel to be well compensated when compared to local and peer bank competitors.

The Compensation Committee periodically assesses the overall compensation provided to its employees, executives and directors against a variety of benchmarks to provide points of reference. The Compensation Committee examines compensation composites of publicly traded banking companies in the company’s primary trade area and for similar companies in the mid-Atlantic region. The Compensation Committee examines and considers not only the absolute value of each element of compensation and the total compensation, but also the allocation of each element within the total. The Compensation Committee does not rely upon any single source or formula to explicitly benchmark and determine the pay of its employees and executives.

Although only an advisory vote, the Compensation Committee and Board of Directors also considered the results of the most recent shareholder advisory vote on executive compensation that occurred at the 2014 Annual Meeting of Shareholders. Approximately 99% of the shareholder votes cast were FOR approval of the compensation of the Company’s named executive officers as disclosed in the 2014 Proxy Statement. In consideration of affirmative shareholder approval as well as other factors addressed in this discussion, the Compensation Committee and Board of Directors have maintained the same compensation program for the Company’s executives, which it believes to be appropriate under its philosophy of aligning the interests of the executives with the interests of its shareholders.

For this discussion, compensation benefits may be characterized as current compensation and long-term compensation. The Company’s current compensation is designed to provide employees with current cash compensation that is viewed favorably and competitively by the employee. Examples of current compensation are base salaries and cash bonuses. Long-term compensation benefits are designed to provide each employee with the opportunity to create long-term wealth and financial security. Examples of long-term compensation include stock awards and retirement plan contributions. Select long-term compensation benefits also serve to align the employee’s long-term interests with those of the Company’s shareholders.

Compensation of executive officers is based upon the Compensation Committee’s review of the performance and qualifications of each executive in the context of the business environment, defined job responsibilities, and goals and objectives. Total compensation of each executive is comprised of base salary and performance-based compensation consisting of cash bonuses, scheduled and variable contributions to retirement savings, and stock awards. In addition, each executive is entitled to participate in all other Company-provided benefits such as health and life insurance coverage and the retirement savings plan. The basic compensation arrangement, as well as other covenants and terms designed to protect and benefit the interests of both parties, may be set forth in employment contracts.

Compensation Programs as They Relate to Risk Management

The Compensation Committee and Board review compensation in December of each year and believe the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company, do not encourage imprudent risk-taking behavior, and are consistent with maintaining the organization’s safety and soundness. The business of banking and the delivery of financial services involves a high degree of risk, and risk management is an integral ingredient to a successful enterprise in this industry. The Company places a priority on fundamental building blocks to guard against excessive risk taking as follows: 1) Comprehensive Board approved policies and procedures are in place that define risk limits, approval authorities, exception processes and reporting thereof; 2) An effective audit program is in place that includes an enterprise-wide risk management assessment, monitoring and testing program; and 3) Employees and management are held to standards of personal and professional conduct and standards with respect to industry sanctions or investigations, adverse personal financial circumstances, credit, issues with creditors or criminal backgrounds.

The Company does not have any compensation arrangements whereby any individual at any level has direct or individual authority over policy decisions that directly enriches their income. The Company does employ individuals who work on an incentive basis. There are enhanced quality control and oversight that monitor the quality and performance of business generated by such individuals to guard against potential abuse of such programs.

Committee and Board Process

The Compensation Committee of the Company’s Board of Directors is responsible for recommending and administering compensation of the Company’s executive officers, including the named executive officers, and directors. The Committee is comprised of non-employee “independent” directors, as such terms are defined by the SEC and the Nasdaq listing standards. The Committee operates pursuant to a written charter adopted by the Board of Directors. The Committee reviews and reassesses this charter annually and recommends any changes to the Board of Directors for approval.

The Committee historically has not used the services of a compensation consultant with respect to executive and/or director compensation matters, and did not use consultants in 2014 to establish compensation committee practices. In 2013 the Compensation Committee hired consultant Meyers-Chatfield to perform a market study on the both the total compensation and the compensation components of the named executive officers, with the intent to ensure market-based compensation and to enhance the long-term component of each named officers total compensation. The consultant also created a peer group of banks and bank holding companies to determine the marketplace for executive talent.

It is the intent of the Committee that compensation levels are established from time to time based on a peer group of competitive financial services companies in the Company’s market area and also a general industry peer group of similar size and/or structured banks and bank holding companies, based on available information. Where appropriate, the target position is adjusted to reflect the Company’s scale and scope, the scale and scope of the executive’s position, as well as performance relative to peer. The peer banks selected for the 2013 compensation study were as follows: WashingtonFirst Bankshares, Inc., Reston, VA; Access National Corporation, Reston, VA; Old Point Financial Corporation, Hampton, VA; C&F Financial Corporation, West Point, VA; Peoples Bancorp of North Carolina, Inc., Newton, NC; First Farmers and Merchants Corporation, Columbia, TN; VantageSouth Bancshares, Inc., Raleigh, NC; Eastern Virginia Bankshares, Inc., Tappahannock, VA; Franklin Financial Corporation, Glen Allen, VA; National Bankshares, Inc., Blacksburg, VA; Park Sterling Corporation, Charlotte, NC; Middleburg Financial Corporation, Middleburg, VA; American National Bankshares Inc., Danville, VA; First United Corporation, Oakland, MD; Wilson Bank Holding Company, Lebanon, TN; Bank of Kentucky Financial Corporation, Crestview Hills, KY; Farmers Capital Bank Corporation, Frankfort, KY; Yadkin Financial Corporation, Elkin, NC; Hampton Roads Bankshares, Inc., Virginia Beach, VA; S.Y. Bancorp, Inc., SYBT, Louisville; BNC Bancorp, High Point, NC; and TowneBank, Portsmouth, VA.

The Compensation Committee monitors the compensation environment by reviewing information from the peer group and from other industry sources. The CEO prepares data for each executive officer, and with that, the Committee commences its work to prepare for cash and deferred bonus awards, salary adjustments, and stock grants in the fourth quarter of each year. With the assistance of the CEO, the Committee reviews the recommendation for each named executive officer, and independently determines the compensation components for the CEO.

The Company pays an annual cash bonus available to the named executives based on performance. 2014 cash bonus levels, variable retirement contributions to a deferred compensation account, and the awarding of stock grants for executive officers were determined by the Compensation Committee based on the Company meeting financial performance goals and its overall strategic performance.

The committee has determined it was in the best interest of the Company to enter into management contracts with the named executive officers. The most recent version of these contracts guarantees certain levels of compensation for the executives, and in return all have agreed to non-competition and non-solicitation provisions should they leave the company. All of these contracts supersede their previous contracts. See “Employment Agreements” and “Severance and Change in Control Benefits” for further discussion.

The Company’s policy on the tax deductibility of compensation for the named executive officers is to maximize the deductibility, to the extent possible, while preserving the Company’s flexibility to maintain a competitive compensation program. The Company expects all executive compensation paid or awarded during 2014 to be fully deductible.

The Company presently utilizes the following elements of compensation that are discussed generally and specifically as it relates to its named executive officers. With respect to base salary increases and awards of stock, which are granted at the discretion of the Board, the Committee subjectively evaluates the factors in their totality and does not employ a formula which predetermines the relative weighting of the factors.

Base Salaries

As the practice is customary in the financial services industry, the Company chooses to pay base salaries on regular intervals to reward employees for their qualifications and the discharge of duties in tending to the daily affairs of the Company. The Company expects base salaries to provide its employees with adequate cash flow to afford a lifestyle commensurate with their professional status and accomplishments. Certain sales personnel receive commissions as their primary compensation in lieu of salaries in order to reward successful sales efforts. The Company determines base salaries within the framework of general practices within the industry and considers individual duties and responsibilities in making salary determinations. Salary adjustments are made from time to time to reward performance against periodic goals and expanding the scope of activity and responsibility. Base salaries are the most important element of compensation as many other elements discussed in this Compensation Discussion and Analysis are determined based upon the underlying base salary of the employee or executive.

For officers and employees other than the named executive officers, salaries are administered under policies and guidelines set forth by management that are deemed reasonable for the nature of each employee’s responsibility, business conditions, skills, and performance. Generally all employees receive a competitive base salary commensurate with their skills, experience and responsibilities.

The evaluation criteria for named executive officer base salary adjustments are substantially similar to and reviewed at the same time as the performance factors described under the Cash Bonuses and Non-Equity Incentive Payments section that follows.

Cash Bonuses and Non-Equity Incentive Payments

The Company’s practice is to award cash bonuses to its officers and other select employees based upon satisfaction of performance objectives during the preceding year. This practice is designed to encourage executives and employees to reach and exceed financial and non-financial goals in the continuing development of the Company’s business. The Company pays this compensation element to motivate performance that advances the ongoing interests of its shareholders.

With respect to cash bonuses, the named executive officers of the Company (other than the CEO of the Mortgage division) are primarily evaluated based upon the overall profitability and performance of the Company. In 2014 the following measures were utilized: net income, net interest margin, asset quality, closed mortgage loans, mortgage referrals, growth of investment assets under management, net loans held for investment growth, net core deposit growth, and net demand deposit growth. These nine financial targets, along with subjective evaluations of the company and officers contributions, are utilized to determine if any cash bonuses are available for payout, and at what level, at the full discretion of the Compensation Committee.

The employment agreement of the Chief Executive Officer provides that he is eligible to receive an annual cash bonus based upon a performance evaluation by the Board of Directors and in an amount determined in the discretion of the Compensation Committee. Based upon the Committee’s evaluation of 2014 performance, Mr. Schwartz was awarded a cash bonus of $125,000 and a $75,000 cash contribution to the Company’s non-qualified deferred compensation plan for a total of $200,000. His bonus recognized his contributions on achieving Company financial performance, as well as his performance at a subjective level. The bonus was paid in January 2015.

The employment agreement of the President provides that he is eligible to receive an annual cash bonus based upon a performance evaluation by the Chief Executive Officer and in an amount determined at the discretion of the Compensation Committee with a recommendation from the Chief Executive Officer. For 2014 performance, Mr. Crawford was awarded a cash bonus of $125,000 and a $65,000 cash contribution to a non-qualified deferred compensation plan for a total of $190,000. His bonus recognized his performance in achieving Company financial performance as well as his performance in positive loan and core deposit growth. The bonus was paid in January 2015.

The employment agreement of the Mortgage division CEO provides that he is eligible to receive quarterly non-equity incentive plan compensation payments based on three components of mortgage division profitability. His contract stipulated he receive twelve percent of the overall pre-tax operating profitability, seven percent of the net interest income earnings on loans held for sale, and twelve and one half percent of the pre-tax net income of title and closing income of subsidiary Real Estate Security Agency, LLC. Based upon the employment agreement formula for 2014 performance, Mr. Morrison was awarded non-equity incentive plan compensation payments of $302,091. The quarterly payments were made in April, July, and October of 2014, and in January of 2015.

The employment agreement of the Executive Vice President & Chief Risk Officer provides that he is eligible to receive an annual cash bonus based upon a performance evaluation by the Chief Executive Officer and in an amount determined at the discretion of the Compensation Committee with a recommendation from the Chief Executive Officer. For 2014 performance, Mr. Lock was awarded a cash bonus of $60,000 and a $30,000 cash contribution to a non-qualified deferred compensation plan for a total of $90,000. Mr. Lock’s bonus recognized his performance contributing to the Company’s financial performance as well as his performance in the areas of enterprise risk management, asset quality management, and regulatory and compliance oversight. The bonus was paid in January 2015.

The employment agreement of the Executive Vice President & Chief Financial Officer provides that she is eligible to receive an annual cash bonus based upon a performance evaluation by the Chief Executive Officer and in an amount determined at the discretion of the Compensation Committee with a recommendation from the Chief Executive Officer. For 2014 performance, Ms. Harris was awarded a cash bonus of $50,000 and a $25,000 cash contribution to a non-qualified deferred compensation plan for a total of $75,000. Ms. Harris’ bonus recognized her performance contributing to the Company’s financial performance as well as her performance related to financial management and reporting effectiveness. The bonus was paid in January 2015.

The cash bonuses, deferred compensation payments, and non-equity incentive plan compensation payments as described above are also reported in the Summary Compensation Table under the columns “Bonus” and “Non-Equity Incentive Plan Compensation”, and “Change in Pension Value Nonqualified Deferred Compensation Earnings”.

Stock Awards

In May 2014 the shareholders of the Company approved the Monarch Financial Holdings, Inc. 2014 Equity Incentive Plan (the “Incentive Plan”). The purpose of the Incentive Plan is to promote the interest of the Company and its shareholders by enabling the Company to recruit, reward and retain employees and outside directors. The Incentive Plan is administered and interpreted by the Board, unless the Board chooses to delegate its administration duties to a committee of the Board composed solely of two or more Non-Employee Directors as “Non-Employee” director is defined in Rule 16b-3 under the Securities Exchange Act of 1934. The number of shares of Common Stock that are subject to award under the Incentive Plan may not exceed a currently adjusted initial 1,206,957 shares of the issued and outstanding Common Stock, to be adjusted for any additional future stock dividends, splits or issuances. In administering the Incentive Plan to employees, the Board has the authority to determine the terms and conditions upon which awards may be made and exercised, to construe and interpret the Incentive Plan and to make all determinations and actions with respect to all awards under the plan. This Incentive Plan succeeded the 2006 Equity Incentive Plan.

The Company makes restricted stock awards to select officers and employees. The objective of the stock awards is to provide long-term compensation that aligns the officers’ and employees’ interests with those of the shareholders in building share value. The Company has chosen to pay this element of compensation as it finds it desirable for its employees to build ownership and wealth due to the favorable performance of the Company’s stock in the future. Furthermore, this long-term benefit helps the Company attract and retain high caliber professionals.

The following is a summary of the restricted stock awards made to each named executive officer for the year ended December 31, 2014.

Grants of Plan-Based Awards

Fiscal Year 2014

Named Executive	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Brad E. Schwartz	12/8/2014	4,000	$55,200
E. Neal Crawford, Jr.	12/8/2014	3,500	48,300
William T. Morrison	12/8/2014	3,500	48,300
Andrew N. Lock	12/8/2014	2,500	34,500
Lynette P. Harris	12/8/2014	2,500	34,500

(1)	Based on stock closing price of $13.80 as of date of grant. All grants vest approximately five years from date of grant.

Stock awards for officers and select employees other than the named executive officers are administered in a similar manner. The terms are generally the same. The non-executive officer and employee awards are directed towards line personnel and other key support positions. Awards are predicated upon the employee’s specific performance for the prior year just ended, as well as the overall Company performance compared against set goals.

Pension and Retirement Benefits

The Company implemented a Supplemental Executive Retirement Plan in 2006 to provide supplemental payments upon the retirement at age 65 of each named executive. The Company also implemented a non-qualified deferred compensation program in 2014.

Mr. Schwartz has two supplemental executive retirement plans. The initial 2006 plan provides payments of $30,000 per year for 10 years beginning at age 65, with vesting in the plan occurring at 10% per year for 10 years. The initial plan was 90% vested as of 12/31/2014. The second plan, signed in December 2010 and effective January 1, 2011, provides an additional payment of $70,000 per year for 10 years beginning at age 65, with vesting in the plan occurring one-third in five years, two-thirds in ten years, and full vesting occurring in fifteen years from January 1, 2011. The second plan was not vested as of 12/31/2014. Mr. Schwartz is also a participant in the 2014 non-qualified deferred compensation program.

Mr. Crawford has two supplemental executive retirement plans. The initial 2006 plan provides payments of $30,000 per year for 10 years beginning at age 65, with vesting in the plan occurring at 10% per year for 10 years. The initial plan was 90% vested as of 12/31/2014. The second plan, signed in December 2010 and effective January 1, 2011, provides an additional payment of $70,000 per year for 10 years beginning at age 65, with vesting in the plan occurring one-third in five years, two-thirds in ten years, and full vesting occurring in fifteen years from January 1, 2011. The second plan was not vested as of 12/31/2014. Mr. Crawford is also a participant in the 2014 non-qualified deferred compensation program.

Mr. Morrison has two supplemental executive retirement plans. The initial 2008 plan provides payments of $30,000 per year for 10 years beginning at age 65, with vesting in the plan occurring at 10% per year for 10 years. The initial plan was 70% vested as of 12/31/2015. The second plan, signed in December 2010 and effective January 1, 2011, provides an additional payment of $45,000 per year for 10 years beginning at age 65, with vesting in the plan occurring one-third in five years, two-thirds in ten years, and full vesting occurring in fifteen years from January 1, 2011. The second plan was not vested as of 12/31/2014. Mr. Morrison is also a participant in the 2014 non-qualified deferred compensation program.

Mr. Lock has two supplemental executive retirement plans. The initial 2006 plan provides payments of $30,000 per year for 10 years beginning at age 65, with vesting in the plan occurring at 10% per year for 10 years. The initial plan was 90% vested as of 12/31/2014. The second plan, signed in December 2010 and effective January 1, 2011, provides an additional payment of $30,000 per year for 10 years beginning at age 65, with vesting in the plan occurring one-third in five years, two-thirds in ten years, and full vesting occurring in fifteen years from January 1, 2011. The second plan was not vested as of 12/31/2014. Mr. Lock is also a participant in the 2014 non-qualified deferred compensation program.

Mrs. Harris has a supplemental executive retirement plan. The plan, signed in December 2010 and effective January 1, 2011, provides payments of $50,000 per year for 10 years beginning at age 65, with vesting in the plan occurring one-third in five years, two-thirds in ten years, and full vesting occurring in fifteen years from January 1, 2011. The plan was not vested as of 12/31/2014. Mrs. Harris is also a participant in the 2014 non-qualified deferred compensation program.

The Supplemental Executive Retirement Plan fully vests upon a change in control of the Company based on the current present value of benefits to be received at retirement. The Supplemental Executive Retirement Plan assumes each participant retires at age 65, and uses a 4.35% discount rate and a 34% tax rate in the assumptions used to accrue for the eventual payments.

In 2014 the Company implemented a non-qualified deferred compensation program that differs from the previous Supplemental Executive Retirement Plan. The new plan, administered by a third-party under a trust agreement, allows both the employee and the employer to contribute funds to provide for a deferred tax long-term benefit. This benefit allows the employee to designate a portion of any salary, bonus income, restricted stock, or non-equity incentive payments to this plan, yet does not commit the Company to guaranteed payments to fund this benefit. Contributions in any year do not represent the continued commitment by the Company to provide future contributions, which provides greater flexibility and shareholder alignment when compared to the previous Supplemental Executive Retirement Plans. Participants are encouraged to defer a portion of their cash compensation to this plan with no commitment by the company to match any funds contributed.

Changes in Nonqualified Deferred Compensation

The following table shows the changes in the balance of the named executive officers’ nonqualified deferred income plans during 2014:

Nonqualified Deferred Compensation Fiscal Year 2014

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Brad E. Schwartz	0	$118,406	0	0	$288,074
E. Neal Crawford, Jr.	0	108,406	0	0	278,074
William T. Morrison	4,914	33,420	0	0	188,887
Andrew N. Lock	6,000	61,760	0	0	175,261
Lynette P. Harris	0	52,358	0	0	121,908

Employment Agreements

The Company does not have any employment agreements with its executives. All executive officer employment agreements are with the Bank, our wholly-owned subsidiary, which are described below.

On December 31, 2010, the Company entered into a new Employment Agreement with Mr. Schwartz (the “Schwartz Employment Agreement”), pursuant to which Mr. Schwartz will continue as Chief Executive Officer of the Company and the Bank. The Schwartz Employment Agreement, which had an initial term of two years, provides that it will be renewed for two year successive periods unless the Bank gives notice at least twelve months prior to the expiration of the agreement. It was renewed for an additional two year period on December 31, 2014. During the term of the Schwartz Employment Agreement, Mr. Schwartz’s base salary must be at least his salary in effect each year prior. Mr. Schwartz will be entitled to annual cash bonuses and stock-based awards in such amounts as may be determined by the Board of Directors and in accordance with the terms and conditions of the applicable management incentive plans adopted by the Board of Directors of the Bank. He will also be entitled to participate in other benefit plans and programs for which he is or will be eligible. Under the Schwartz Employment Agreement, Mr. Schwartz is eligible to receive an automobile or automobile allowance and reimbursement for certain expenses. Mr. Schwartz will be subject to repayment, or “claw back,” rights that allow the Bank or Company to require repayment of incentive compensation attributable to material noncompliance with financial reporting requirements that result in a restatement. The Company may terminate Mr. Schwartz’s employment at any time for “Cause” (as defined in the Schwartz Employment Agreement), with a 2/3 vote of the Company’s Board of Directors, without incurring any additional obligations to him. If the Bank terminates Mr. Schwartz’s employment without Cause (which also requires a 2/3 vote of the Company’s Board of Directors) he will be entitled to twelve months of continuation of his salary and twelve months of the Company’s then-current contribution to its welfare plan benefits in the Company’s health and welfare plans plus any vested benefits. If Mr. Schwartz terminates his employment for any reason other than retirement he will be entitled to twelve months of continuation of his salary and twelve months of the Company’s then-current contribution to its group health plan plus any vested benefits. On retirement (defined as a departure at or after the age of 65) Mr. Schwartz shall not be entitled to any further compensation or benefits pursuant to the Schwartz Employment Agreement. Upon the termination of his employment, Mr. Schwartz will be subject to certain noncompetition and non-solicitation restrictions unless termination results from a non-renewal of the term of the Schwartz Employment Agreement.

On December 31, 2010, the Company entered into a new Employment Agreement with Mr. Crawford (the “Crawford Employment Agreement”), pursuant to which Mr. Crawford serves as Executive Vice President of the Company and President of the Bank. The Crawford Employment Agreement, which had an initial term of two years, provides that it will be renewed for two year successive periods unless the Bank gives notice at least twelve months prior to the expiration of the agreement. It was renewed for an additional two year period on December 31, 2014. During the term of the Crawford Employment Agreement, Mr. Crawford’s base salary must be at least his salary in effect each year prior. Mr. Crawford will be entitled to annual cash bonuses and stock-based awards in such amounts as may be determined by the Board of Directors and in accordance with the terms and conditions of the applicable management incentive plans adopted by the Board of Directors of the Bank. He will also be entitled to participate in other benefit plans and programs for which he is or will be eligible. Under the Crawford Employment Agreement, Mr. Crawford is eligible to receive an automobile or automobile allowance and reimbursement for certain expenses. Mr. Crawford will be subject to repayment, or “claw back,” rights that allow the Bank or Company to require repayment of incentive compensation attributable to material noncompliance with financial reporting requirements that result in a restatement. The Company may terminate Mr. Crawford’s employment at any time for “Cause” (as defined in the Crawford Employment Agreement), with a 2/3 vote of the Company’s Board of Directors, without incurring any additional obligations to him. If the Bank terminates Mr. Crawford’s employment without Cause (which also requires a 2/3 vote of the Company’s Board of Directors) he will be entitled to twelve months of continuation of his salary and twelve months of the Company’s then-current contribution to its welfare plan benefits in the Company’s health and welfare plans plus any vested benefits. If Mr. Crawford terminates his employment for any reason other than retirement he will be entitled to twelve months of continuation of his salary and twelve months of the Company’s then-current contribution to its group health plan plus any vested benefits. On retirement (defined as a departure at or after the age of 65) Mr. Crawford shall not be entitled to any further compensation or benefits pursuant to the Crawford Employment Agreement. Upon the termination of his employment, Mr. Crawford will be subject to certain noncompetition and non-solicitation restrictions unless termination results from a non-renewal of the term of the Crawford Employment Agreement.

On January 2, 2015, the Company entered into a new Employment Agreement with Mr. Morrison. The Morrison Employment Agreement, which has an initial term of two years, provides that it will be renewed for two year successive periods unless the Bank gives notice at least twelve months prior to the expiration of the agreement. During the term of the Agreement, Mr. Morrison’s base salary must be at least his salary in effect each year prior. Mr. Morrison is entitled to certain incentive compensation payments. Each quarter he shall control a bonus pool equal to twenty percent of the quarterly pre-tax profit of Monarch Mortgage. Mr. Morrison shall distribute such pool among the officers of Monarch Mortgage, including himself, subject to the approval of the Company’s Chief Executive Officer. Mr. Morrison is also entitled to participate in benefit plans and programs for which he is or will be eligible. Mr. Morrison is eligible to receive an automobile or automobile allowance and reimbursement for certain expenses. Mr. Morrison will be subject to repayment, or “claw back,” rights that allow the Bank or Company to require repayment of incentive compensation attributable to material noncompliance with financial reporting requirements that result in a restatement. The Bank may terminate Mr. Morrison’s employment at any time for “Cause” as defined in the Morrison Employment Agreement, with a 2/3 vote of the Company’s Board of Directors, without incurring any additional obligations to him. If the Bank terminates Mr. Morrison’s employment without Cause, which also requires a 2/3 vote of the Company’s Board of Directors, he will be entitled to twelve months of continuation of his salary and twelve months of the Company’s then-current contribution to its welfare plan benefits in the Company’s health and welfare plans plus any vested benefits. If Mr. Morrison terminates his employment for any reason other than retirement he will be entitled to twelve months of continuation of his salary and twelve months of the Bank’s then-current contribution to its group health plan plus any vested benefits. On retirement (defined as a departure at or after the age of 65) Mr. Morrison shall not be entitled to any further compensation or benefits. Upon the termination of his employment, Mr. Morrison will be subject to certain noncompetition and nonsolicitation restrictions unless termination results from a non-renewal of the term of the Agreement.

On May 28, 2014, the Company entered into an Employment Agreement with Mr. Lock. The Lock Employment Agreement, which has an initial term of two years, provides that it will be renewed for two year successive periods unless the Bank gives notice at least twelve months prior to the expiration of the agreement. During the term of the Agreement, Mr. Lock’s base salary must be at least his salary in effect as of May 28, 2014. Mr. Lock is also entitled to participate in benefit plans and programs for which he is or will be eligible. Mr. Lock is eligible to receive an automobile allowance and reimbursement for certain expenses. Mr. Lock will be subject to repayment, or “claw back,” rights that allow the Bank or Company to require repayment of incentive compensation attributable to material noncompliance with financial reporting requirements that result in a restatement. The Bank may terminate Mr. Lock’s employment at any time for “Cause” as defined in the Morrison Employment Agreement, with a 2/3 vote of the Company’s Board of Directors, without incurring any additional obligations to him. If the Bank terminates Mr. Lock’s employment without Cause, which also requires a 2/3 vote of the Company’s Board of Directors, he will be entitled to twelve months of continuation of his salary and twelve months of the Company’s then-current contribution to its welfare plan benefits in the Company’s health and welfare plans plus any vested benefits. If Mr. Lock terminates his employment for any reason other than retirement he will be entitled to twelve months of continuation of his salary and twelve months of the Bank’s then-current contribution to its group health plan plus any vested benefits. On retirement (defined as a departure at or after the age of 65) Mr. Lock shall not be entitled to any further compensation or benefits. Upon the termination of his employment, Mr. Lock will be subject to certain noncompetition and nonsolicitation restrictions unless termination results from a non-renewal of the term of the Agreement.

On December 31, 2010, the Company entered into an Employment Agreement with Mrs. Harris (the “Harris Employment Agreement”), pursuant to which Mrs. Harris will continue as Chief Financial Officer of the Company and the Bank. The Harris Employment Agreement, which had an initial term of two years, provides that it will be renewed for two year successive periods unless the Bank gives notice at least twelve months prior to the expiration of the agreement. During the term of the Harris Employment Agreement, Mrs. Harris’s base salary must be at least her salary in effect each year prior. Mrs. Harris will be entitled to annual cash bonuses and stock-based awards in such amounts as may be determined by the Board of Directors and in accordance with the terms and conditions of the applicable management incentive plans adopted by the Board of Directors of the Bank. She will also be entitled to participate in other benefit plans and programs for which she is or will be eligible. Under the Harris Employment Agreement, Mrs. Harris is eligible to receive an automobile allowance and reimbursement for certain expenses. Mrs. Harris will be subject to repayment, or “claw back,” rights that allow the Bank or Company to require repayment of incentive compensation attributable to material noncompliance with financial reporting requirements that result in a restatement. The Company may terminate Mrs. Harris’s employment at any time for “Cause” (as defined in the Harris Employment Agreement), with a 2/3 vote of the Company’s Board of Directors, without incurring any additional obligations to her. If the Bank terminates Mrs. Harris’s employment without Cause (which also requires a 2/3 vote of the Company’s Board of Directors) she will be entitled to twelve months of continuation of her salary and twelve months of the Company’s then-current contribution to its welfare plan benefits in the Company’s health and welfare plans plus any vested benefits. If Mr. Harris terminates her employment for any reason other than retirement she will be entitled to twelve months of continuation of her salary and twelve months of the Company’s then-current contribution to its group health plan plus any vested benefits. On retirement (defined as a departure at or after the age of 65) Mrs. Harris shall not be entitled to any further compensation or benefits pursuant to the Harris Employment Agreement. Upon the termination of her employment, Mrs. Harris will be subject to certain noncompetition and non-solicitation restrictions unless termination results from a non-renewal of the term of the Harris Employment Agreement.

The Company has agreements with the named executive officers that become effective upon a change in control. Under the terms of these agreements, as modified, the Company or its successor agrees to continue the named executive officers in its employ for a term of three years after the date of a change in control. During the term of the contracts, the named executive officers will retain commensurate authority and responsibilities and compensation benefits. They will receive base salaries at least equal to that paid in the immediate prior year and bonuses at least equal to the annual bonuses paid prior to the change in control. If the employment of a named executive officer is terminated during the three years other than for cause or disability as defined in the agreement, or if a named executive officer should terminate employment because a material term of their contract is breached by the Company, such terminating officer will be entitled to two times the sum of his base salary, highest last two year annual bonus and equivalent benefits. The Company has agreed to establish and fund a trust within 10 days of a change in control transaction close to ensure payment of this contingent obligation in compliance with Internal Revenue Service guidelines and rules.

All Other Compensation

The Company has a 401(k) defined contribution plan available to all employees subject to qualifications under the plan. The plan allows officers and employees of all levels to contribute earnings into a retirement account on a pre-tax basis. In addition, it has been the Company’s practice to make matching contributions to the plan. In 2014, the Company made matching discretionary contributions to participant accounts equal to 50% of the employees’ contributions. Employer matching contributions are made in the form of shares of Common Stock purchased on the open market, unless another option is selected by the participant. This element of compensation is designed to reward long-term savings and encourage financial security. The Company thinks it is in its best interest to encourage its employees to attain long-term financial security through active savings. This compensation benefit is consistent with that philosophy. Furthermore, an attractive retirement plan helps the Company attract and retain high caliber professionals. In 2014, each of the Company’s named executive officers participated in the 401(k) plan and received matching contributions that are reported under the “All Other Compensation” column of the Summary Compensation Table as well as in the All Other Compensation table.

Certain positions within the Company require the Company’s officers and employees to travel. The Company provides either Company owned vehicles, or expense allowances that are commensurate with the requirements of the duties and role of the individual within the Company’s business and the community. Under their employment agreements, Messrs. Schwartz, Crawford, Morrison and Lock, and Mrs. Harris receive either the use of a vehicle or an automobile allowance. The aggregate amount of the personal benefits are reported on the employee’s Form W-2 and included in the taxable income reported by the Company for the employee. These auto expense amounts for the Company’s named executive officers for 2014 are reported under the “All Other Compensation” column of the Summary Compensation Table as well as detailed in the All Other Compensation table.

Severance and Change in Control Benefits

The Company recognizes, as a publicly held Company in the financial services industry, there exists the possibility of a change in the control of the Company. The Company has chosen to make this benefit available in order to attract and retain the executives. Such benefits are customary in the financial services industry and are designed to align executives with shareholders is a sale event that maximizes shareholder value while providing executives with a liquidity event that can assist them in maintaining their lifestyle while seeking new employment. The re-employment time for high level executives is generally longer than for other professionals. This element of compensation is an important long-term compensation component that facilitates retention in an industry segment that is characterized by high volumes of merger and acquisition activity. A “change of control” is defined with reference to a change in the composition of the Board of Directors, a change in the ownership of a majority of the Company’s voting stock or a sale of a majority of the Company’s assets.

The following table shows the value of estimated Company payments pursuant to the employment agreements, change of control agreements, equity plans and other non-qualified plans described below, upon a termination of employment for the named executives. All termination events are assumed to occur on December 31, 2014 and termination upon a change of control is assumed to be involuntary by the Company or its successor. Company payments to a terminated executive may be more or less than the amounts shown in the table if the termination of employment occurs in a later year or because of contingencies contained in the various agreements and plans. In addition, certain amounts currently are vested and, thus, do not represent an increased amount of benefits. The amounts reflected in the following table are estimates, as the actual amounts to be paid to or received by a named executive officer can only be determined at the time of termination or change in control. There were no severance payments or change in control payments in 2014 for any of the named executive officers.

At termination, a named executive officer is entitled to receive all amounts accrued and vested under our 401(k) plan according to the same terms as other employees participating in those plans, so these benefits are not reflected in the table below. A named executive officer is also entitled to receive amounts earned during his term of employment regardless of the manner in which the named executive officer’s employment is terminated. These amounts include earned and unpaid base salary and vested restricted stock or stock option awards and are not reflected in the table below. As a benefit to all employees, the Bank provides life insurance in the amount of 2 times the employee’s annual salary at the time of death. These amounts are not included in the table below as the benefit is available to all full-time employees on the same basis.

Estimated Current Value of Severance and Change-in-Control Benefits

Name and Principal Position (1)	Severance Amount ($)(2)	Supplemental Executive Retirement Plan Enhancement(3)	Early Vesting of Restricted Stock (4)	Other ($)(5)	Total ($)(6)
Termination of Employment by Executive For Good Reason or Company Without Just Cause
Brad E. Schwartz	1,200,000	0	0	28,500	1,228,500
E. Neal Crawford, Jr.	1,100,000	0	0	28,500	1,128,500
William T. Morrison	1,000,000	0	0	28,500	1,028,500
Andrew N. Lock	630,000	0	0	28,500	658,500
Lynette P. Harris	520,000	0	0	28,500	548,500

Termination of Employment by Executive Without Just Cause
Brad E. Schwartz	400,000	0	0	14,250	414,250
E. Neal Crawford, Jr.	350,000	0	0	14,250	364,250
William T. Morrison	250,000	0	0	14,250	264,250
Andrew N. Lock	225,000	0	0	14,250	239,250
Lynette P. Harris	185,000	0	0	14,250	199,250

Termination of Employment due to Employee Death
Brad E. Schwartz	200,000	0	0	0	200,000
E. Neal Crawford, Jr.	175,000	0	0	0	175,000
William T. Morrison	125,000	0	0	0	125,000
Andrew N. Lock	112,500	0	0	0	112,500
Lynette P. Harris	92,500	0	0	0	92,500

Company Payment upon a Qualifying Termination of Employment After a Change in Control
Brad E. Schwartz	1,200,000	409,500	550,290	85,500	2,245,290
E. Neal Crawford, Jr.	1,100,000	409,500	444,210	85,500	2,039,210
William T. Morrison	1,000,000	307,125	404,430	85,500	1,797,055
Andrew N. Lock	630,000	265,306	312,936	85,500	1,293,742
Lynette P. Harris	520,000	235,187	312,936	85,500	1,153,623

(1)

Principal position for Mr. Schwartz is Chief Executive Officer. Principal position for Mr. Crawford is President. Principal position for Mr. Morrison is Executive Vice President of the Company and Chief Executive Officer, Monarch Mortgage. Principal position for Mr. Lock is Executive Vice President and Chief Risk Officer. Principal position for Mrs. Harris is Executive Vice President and Chief Financial Officer.

(2)

Severance amount for all Executive Officers upon a termination of employment by executive for good reason or by the company without just cause is, based on a December 31, 2014 effective date, equal to current salary and highest previous two year bonus. If employment is terminated by the executive without just cause then one year’s salary and benefits are paid in exchange for an agreement not to compete and not to solicit employees of the company for a one year period. Severance for Messrs. Schwartz, Crawford and Lock and Mrs. Harris upon a change in control is equal to two times the executive’s current salary and highest bonus over the previous two years. Severance for Mr. Morrison upon a change in control is equal to two times the executive’s current salary and highest bonus; the total not to exceed $1,000,000.

(3)

Upon a change in control the Supplemental Executive Retirement Plan vesting accelerates to 100% of the present value of the full retirement benefit. This acceleration is immediate and not dependent on a qualifying termination of employment.

(4)	Upon a change in control restricted stock grants fully vest. This acceleration is immediate and not dependent on a qualifying termination of employment.

(5)

Other estimated expenses for the Executive Officers upon a termination of employment by executive with good reason or by the company without cause is, based on a December 31, 2014 date, comprised of health and life insurance premiums, auto allowance or equivalent, and defined contribution plan contributions. If employment is terminated by the executive without just cause, then one year’s salary and the value of the Company’s welfare benefits are paid in exchange for an agreement not to compete and not to solicit employees of the company for a one year period.

(6)	The Company does not pay for any tax-gross ups of payments exceeding certain IRS payout limits.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer or employee of the Company or any of our subsidiaries. In addition, there are no Compensation Committee interlocks with other entities with respect to any such member.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, subsequently recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

Compensation Committee:

Dwight C. Schaubach, Chair

Lawton H. Baker

Jeffrey F. Benson

Joe P. Covington, Jr.

Annual Compensation

The following table provides, for the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012, information on the total compensation paid or accrued to the Principal Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers of the Company whose total compensation exceeded $100,000 (the “named executive officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Award ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)

Brad E. Schwartz CEO	2014 2013 2012	391,667 361,667 333,333	125,000 175,000 210,000	55,200 83,475 123,300	0 0 0	118,406 40,063 29,829	20,563 21,978 12,996	710,836 682,183 709,458

E. Neal Crawford, Jr President	2014 2013 2012	341,667 310,000 283,333	125,000 175,000 210,000	48,300 55,650 82,200	0 0 0	108,406 40,063 29,829	14,632 17,045 11,171	638,005 597,758 616,533

William T. Morrison(4) Mortgage CEO	2014 2013 2012	250,000 200,000 200,000	0 0 0	48,300 55,650 82,200	302,091 494,998 1,389,703	33,420 30,827 22,838	20,400 19,932 14,236	654,211 801,407 1,708,977

Andrew N. Lock EVP&CRO	2014 2013 2012	220,000 206,667 196,667	60,000 75,000 90,000	34,500 44,520 62,400	0 0 0	61,760 29,338 27,066	30,440 15,012 14,843	406,700 370,537 390,976

Lynette P. Harris EVP&CFO	2014 2013 2012	178,333 160,000 141,667	50,000 65,000 75,000	34,500 44,520 62,400	0 0 0	52,358 25,180 23,141	14,105 13,518 4,579	329,296 308,218 306,787

(1)

The Company granted restricted stock awards pursuant to the Company’s 2014 Equity Incentive Plan which was approved by shareholders at the 2014 annual meeting. All shares have been adjusted for any previous stock dividends/stock splits prior to December 31, 2014. Stock award valuations are calculated by multiplying the number of shares awarded by the closing price of the stock on the grant date.

(2)	These amounts represent the aggregate change in the actuarial present value of each officer’s accumulated benefit under the Company’s Supplemental Executive Retirement Plan.

(3)

Includes life insurance premiums, personal use of a Company-owned vehicle or vehicle allowance, club and 401(k) benefit match. See Summary Perquisite Table below for further detail by named executive officer.

(4)

Mr. Morrison received $302,091 in 2014 in profit sharing directly related to the profitability of Monarch Mortgage and Real Estate Settlement Agency, LLC as explained in more detail under Employment Agreements. These profit-based awards are included in the column above titled Non-equity incentive plan compensation ($) for Mr. Morrison.

Summary Perquisite Table

The following table provides, for the fiscal year ended December 31, 2014, information on compensation in the form of perquisites and other personal benefits paid to named executive officers.

Name and Principal Position	Company Vehicle($) Use or Allowance	Company Contributions to 401(k)($)	Club Membership($)	Life Insurance Premiums($)	Total ($)

Brad E. Schwartz Chief Executive Officer	6,051	7,500	5,820	892	20,563

E. Neal Crawford, Jr. President	4,929	6,000	2,940	763	14,632

William T. Morrison Monarch Mortgage CEO	5,982	7,500	5,406	1,212	20,400

Andrew N. Lock EVP&CRO	8,400	6,619	15,000	421	30,440

Lynette P. Harris EVP&CFO	8,400	5,375	0	330	14,105

Option Exercises and Stock Vested

In the table below, we list information on the vesting of stock awards during the year ended December 31, 2014, for each of the named executive officers.

Option Exercises and Stock Vested

Fiscal Year 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Brad E. Schwartz	17,820	82,501	9,000	123,750
E. Neal Crawford, Jr.	0		9,000	123,750
William T. Morrison	0		6,000	82,500
Andrew N. Lock	0		3,600	49,500
Lynette P. Harris	1,486	5,894	3,600	49,500

(1) Based on stock closing price of $13.75 on December 31, 2014.

Outstanding Equity Awards

The following table lists information on the holdings of unexercised stock options and unvested stock awards as of December 31, 2014 for each of the named executive officers.

Outstanding Equity Awards at Fiscal Year End

	Option Awards			Stock Awards

Name and Principal Position(1)	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#) (2)(3)	Market Value of Shares of Stock That Have Not Vested ($)(4)

Brad E. Schwartz	9,900	0	$7.85	9/14/2015	41,500	570,625

E. Neal Crawford, Jr.	9,900	0	$7.85	9/14/2015	33,500	460,625

William T. Morrison	0	0	0	-	30,500	419,375

Andrew N. Lock	11,880 1,980	0	$7.73 7.85	3/1/2015 9/14/2015	23,600	324,500

Lynette P. Harris	2,970	0	$7.85	9/14/2015	23,600	324,500

(1)

Principal position for Mr. Schwartz is Chief Executive Officer. Principal position for Mr. Crawford is President. Principal position for Mr. Morrison is Executive Vice President of the Company and Chief Executive Officer, Monarch Mortgage. Principal position for Mr. Lock is Executive Vice President and Chief Risk Officer. Principal position for Mrs. Harris is Executive Vice President and Chief Financial Officer.

(2)

Exercise price per share, number of unexercised options and number of unvested restricted stock shares reflect a 6:5 stock split in 2003, a 6:5 stock split in 2004, an 11:10 stock dividend in 2005, a 5:4 stock split in 2006, a 6:5 stock split in 2007, and a 6:5 stock split in 2012. All stock awards have been adjusted for stock splits/dividends.

(3)

Each restricted stock grant vests at the end of five years, or upon a change of control, whichever occurs first. Mr. Schwartz was granted 6,000 shares on 12/31/2010 that will vest on 12/31/2015, 9,000 shares on 12/31/2011 that will vest on 12/31/2016, 15,000 shares on 12/13/2012 that will vest on 12/10/2017, 7,500 shares on 12/12/2013 that will vest on 12/10/2018, and 4,000 shares on 12/8/2014 that will vest on 12/9/2019. Mr. Crawford was granted 6,000 shares on 12/31/2010 that will vest on 12/31/2015, 9,000 shares on 12/31/2011 that will vest on 12/31/2016, 10,000 shares on 12/13/2012 that will vest on 12/10/2017, 5,000 shares on 12/12/2013 that will vest on 12/10/2018, and 3,500 shares on 12/8/2014 that will vest on 12/9/2019. Mr. Morrison was granted 6,000 shares on 12/31/2010 that will vest on 12/31/2015, 6,000 shares on December 31, 2011 that will vest on December 31, 2016, 10,000 shares on 12/13/2012 that will vest on 12/10/2017, 5,000 shares on 12/12/2013 that will vest on 12/10/2018, and 3,500 shares on 12/8/2014 that will vest on 12/9/2019. Mr. Lock was granted 3,600 shares on 12/31/2010 that will vest on 12/31/2015, 6,000 shares on December 31, 2011 that will vest on December 31, 2016, 7,500 shares on 12/13/2012 that will vest on 12/10/2017, 4,000 shares on 12/12/2013 that will vest on 12/10/2018, and 2,500 shares on 12/8/2014 that will vest on 12/9/2019. Mrs. Harris was granted 3,600 shares on 12/31/2010 that will vest on 12/31/2015, 6,000 shares on December 31, 2011 that will vest on December 31, 2016, 7,500 shares on 12/13/2012 that will vest on 12/10/2017, 4,000 shares on 12/12/2013 that will vest on 12/10/2018, and 2,500 shares on 12/8/2014 that will vest on 12/9/2019.

(4)	Based on closing price of the Company’s common stock as of December 31, 2014.

Securities Authorized for Issuance under Equity Compensation Plans

The following table shows certain information with respect to the Equity Compensation Plans as of December 31, 2014.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders: 1999 Stock Option Plan (1)	104,114	$7.84	0

Equity compensation plans approved by security holders: 2014 Equity Incentive Plan	0	N/A	1,126,564

Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	104,114	$7.84	1,126,564

(1)

Consists entirely of shares of Common Stock underlying previously granted stock options that have not been exercised. All of these options were granted pursuant to Monarch Bank’s 1999 stock option plan, a predecessor plan to the 2014 Equity Incentive Plan.

Related Party Transactions

Some of the directors and officers of the Company are at present, as in the past, customers of the Company and its subsidiaries, and the Company and its subsidiaries have had, and expect to have in the future, banking transactions in the ordinary course of their business with directors, officers, principal shareholders and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with persons not related to Monarch Bank. These transactions do not involve more than the normal risk of collectability or present other unfavorable features. The balance of loans to directors, executive officers and their associates totaled $27,802,991 at December 31, 2014, or 26% of the Company’s equity capital at that date. All loans to directors are approved at the Directors Loan Committee and also approved at the Board of Directors meeting, with the director receiving the loan abstaining from the vote. The Board of Directors reviews all such transactions and has approved all related party transactions with members of the Board of Directors.

Other than as set forth above, or under “Corporate Governance and the Board of Directors – Independence of Directors,” there were no transactions during 2014 between the Company’s directors or officers and the Company or its subsidiaries, nor are there any proposed transactions. Additionally, there are no legal proceedings to which any director, officer or principal shareholder, or any affiliate thereof, is a party that would be material and adverse to the Company.

PROPOSAL 2. ADVISORY VOTE TO

APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with Item 402 of the Securities and Exchange Commission’s Regulation S-K, including the compensation tables and narrative discussion. Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.

The Company has in place comprehensive executive compensation plans. This Proxy Statement fully and fairly discloses all material information regarding the compensation of the Company’s named executive officers, so that shareholders can evaluate the Company’s approach to compensating its executives. The Company believes that its executive compensation is competitive, is focused on pay for performance principles, is strongly aligned with the long-term interests of our shareholders and is necessary to attract and retain experienced, highly qualified executives critical to the Company’s long-term success and the enhancement of shareholder value.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3. RATIFICATION OF APPOINTMENT

OF INDEPENDENT ACCOUNTANTS

The Board of Directors, upon recommendation of its Audit and Compliance Committee, has appointed, subject to shareholder ratification, Yount, Hyde and Barbour, PC “YHB”, as the firm of independent certified public accountants to audit the financial statements of the Company for the fiscal year ending December 31, 2015, and the Board of Directors desires that such appointment be ratified by the shareholders. Yount, Hyde and Barbour, PC (YHB) audited the financial statements of the Company for the fiscal year ended December 31, 2014 and December 31, 2013~~.~~

A majority of the votes cast by holders of Common Stock is required for the ratification of the appointment of the independent certified public accountants.

Representatives of Yount, Hyde and Barbour, PC are expected to be present at the Annual Meeting, will be afforded the opportunity to make a statement if they desire and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, PC, AS THE COMPANY’S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

AUDIT INFORMATION

The Audit and Compliance Committee operates under a written charter that it has adopted. The members of the Audit and Compliance Committee are independent as that term is defined in the listing standards of NASDAQ and applicable rules of the SEC.

Fees of Independent Public Accountants

Audit Fees

The aggregate fees billed by Yount, Hyde and Barbour, PC for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2014 and December 31, 2013, and for the review of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings and engagements, for 2014 were $147,275 and for 2013 were $128,150.

Audit-Related Fees

The aggregate fees billed by Yount, Hyde and Barbour, PC for professional services for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and not reported under the heading “Audit Fees” above for the fiscal years ended December 31, 2014 were $4,150 and December 31, 2013 were $4,102.

Tax Fees

The aggregate fees billed by Yount, Hyde and Barbour, PC for professional services for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2014 were zero and December 31, 2013 were zero. Tax services including the preparation of federal and state tax returns, and general tax matters are performed by the accounting firm of Cherry Beakert & Holland, which began providing tax services to the Company beginning in tax year 2010.

All Other Fees

The aggregate fees billed by Yount, Hyde and Barbour, PC for all other fees was zero for the fiscal year ended December 31, 2014 and zero for the fiscal year ended December 31, 2013.

The aggregate fees billed by Yount, Hyde and Barbour, PC, for all services rendered to the Company for the fiscal year ended December 31, 2014 were $151,425, and for the fiscal year ended December 31, 2013 were $132,252.

Audit and Compliance Committee Report

The Audit and Compliance Committee of the Board of Directors of the Company is currently comprised of three directors, all of whom satisfy all of the following criteria: (i) meet the independence requirements set forth in the NASDAQ listing standards’ definition of “independent director,” (ii) have not accepted directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries, (iii) are not affiliated persons of the Company or any of its subsidiaries, (iv) have not participated in the preparation of the financial statements of the Company or any of its current subsidiaries at any time during the past three years, and (v) are competent to read and understand financial statements. In addition, at least one member of the Audit and Compliance Committee has past employment experience in finance or accounting or comparable experience which results in the individual’s financial sophistication. The Board has determined that the Chairman of the Audit Committee, Mr. Baker, qualifies as an “Audit and Compliance Committee financial expert” within the meaning of applicable regulations of the SEC promulgated pursuant to the Sarbanes-Oxley Act. Mr. Baker is independent of management based on the independence requirements set forth in the NASDAQ listing standards’ definition of “independent director.” The Audit and Compliance Committee has furnished the following report:

The Audit and Compliance Committee is appointed by the Company’s Board of Directors to assist the Board in overseeing (1) the quality and integrity of the financial statements of the Company, (2) the independent registered public accountant’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent registered public accountant, (4) the Company’s compliance with legal and regulatory requirements, (5) the review, approval and ratification of all covered related party transactions and (6) the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The authority and responsibilities of the Audit and Compliance Committee are set forth in a written charter adopted by the Board and include sole responsibility for the appointment, compensation and evaluation of the Company’s independent registered public accountant and the internal auditors for the Company, as well as establishing the terms of such engagements. The Audit and Compliance Committee has the authority to retain the services of independent legal, accounting or other advisors as the Audit and Compliance Committee deems necessary, with appropriate funding available from the Company, as determined by the Audit Committee, for such services. The Audit and Compliance Committee reviews and reassesses its charter annually and recommends any changes to the Board for approval. The Audit and Compliance Committee Charter is posted on the Company’s website.

The Audit and Compliance Committee is responsible for overseeing the Company’s overall financial reporting process. In fulfilling its oversight responsibilities for the financial statements for fiscal year 2014, the Audit Committee:

—	Monitored the preparation of quarterly and annual financial reports by the Company’s management;
—

Reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2014 with management and YHB, the Company’s independent registered public accountant;

—	Discussed with management, YHB and the Company’s Director of Internal Audit the adequacy of the system of internal controls;
—

Discussed with YHB the matters required to be discussed by the auditing standards of the Public Company Accounting Oversight Board, including Auditing Standard No. 16, relating to the conduct of the audit; and

—

Received written disclosures and a letter from YHB as required by the applicable requirements of the Public Company Accounting Oversight Board regarding YHB’s communications with the Audit and Compliance Committee concerning independence. The Audit and Compliance Committee discussed with YHB its independence.

The Audit and Compliance Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit and Compliance Committee determined appropriate. In addition, the Audit Committee’s meetings included, when appropriate, executive sessions with the Company’s independent registered public accountant and the Company’s Director of Internal Audit, in each case without the presence of the Company’s management.

In performing all of these functions, the Audit and Compliance Committee acts only in an oversight capacity. Also, in its oversight role, the Audit and Compliance Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accountant, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States of America.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and YHB, the Audit and Compliance Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

Audit and Compliance Committee

Lawton H. Baker, Chair

Virginia S. Cross

Elizabeth T. Patterson

Pre-Approved Policies and Procedures

All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Yount, Hyde and Barbour, PC, was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. Generally, services are pre-approved by the Audit and Compliance Committee through its annual review of the engagement letter. Subsequently, as the need for additional services arise, detailed information regarding the specific audit, audit-related, tax and permissible non-audit services are submitted to the Audit and Compliance Committee for its review and approval prior to the provision of such services. In the event that the Audit and Compliance Committee cannot meet prior to the provision of such services, the Audit and Compliance Committee has delegated to its Chair the authority to pre-approve such services. All such pre-approvals are then reported to the Audit and Compliance Committee at its next regularly scheduled meeting.

PROPOSALS FOR 2016 ANNUAL MEETING OF SHAREHOLDERS

The next Annual Meeting of Shareholders will be held on or about May 12, 2016. Any shareholder who wishes to submit a proposal for consideration at that meeting, and who wishes to have such proposal included in the Company’s proxy statement, must comply with SEC Rule 14a-8 and must submit the proposal in writing no later than December 4, 2015. All such proposals and notifications shall be sent to the Secretary of the Company at 1435 Crossways Boulevard, Suite 301, Chesapeake, Virginia 23320.

The Company’s Bylaws also prescribe the procedure a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings outside of the proxy statement process. For a shareholder to nominate a candidate for director at or to bring other business before the 2016 annual meeting of shareholders, notice must be received by the Secretary of the Company not less than 60 days and not more than 90 days before the first anniversary date of the 2015 annual meeting. Additionally, any such shareholder proposals or notifications must contain the information required by Section 1.12.1 of the Company’s Bylaws. Any shareholder may obtain a copy of the Company’s Bylaws, without charge, upon written request to the Secretary of the Company. Based upon the May 12, 2015 anniversary of the 2015 annual meeting of shareholders, the Company must receive any notice of nomination or other business no later than March 10, 2016 and no earlier than February 12, 2016.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Exchange Act, as administered by the SEC, and in accordance therewith will file reports, proxy statements and other information with the SEC. The public may read and copy any document that the Company would file at the SEC’s public reference room facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis and retrieval system known as EDGAR.

THE COMPANY’S ANNUAL REPORT TO SHAREHOLDERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2014, INCLUDING FINANCIAL STATEMENTS, IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR 2014 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCLUDING EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO LYNETTE P. HARRIS, SECRETARY, WHOSE ADDRESS IS 1435 CROSSWAYS BOULEVARD, SUITE 301, CHESAPEAKE, VIRGINIA 23320. THE ANNUAL REPORT IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

OTHER MATTERS

The Board of Directors does not intend to present, and knows of no one who intends to present, to the meeting any matter for action by shareholders other than as set forth herein. However, the enclosed proxy confers discretionary authority with respect to transaction of any other business that may properly come before the meeting, and it is the intention of the persons named in the proxy to vote in accordance with their judgment on any such matter.

By Order of the Board of Directors,

Brad E. Schwartz
Chief Executive Officer

Dated in Chesapeake, Virginia and mailed this 2nd day of April, 2015

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in item one and FOR
Proposals 2 and 3.

1.	Election of Directors:								+
Nominees for Class I Directors Whose Terms Will Expire in 2018:
		For	Withhold			For	Against	Abstain
	01 - Taylor B. Grissom	☐	☐	2.	To approve, in an advisory, non-binding vote, the compensation of the Company’s named executive officers disclosed in the Proxy Statement.	☐	☐	☐
	02 - Elizabeth T. Patterson	☐	☐	3.	To ratify the appointment of Yount, Hyde and Barbour, PC, as the Company’s independent auditor for the year ending December 31, 2015.	☐	☐	☐
	03 - Brad E. Schwartz	☐	☐
				To Transact such other business as may properly come before the Annual Meeting. Management is not aware of any other business, other than procedural Matters incident to the conduct of the Annual Meeting.
	04 - William T. Morrison	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Note: Please sign exactly as your name appears on this Proxy. If signing for estates, trusts, corporations or partnerships, title or capacity should be stated. If shares are held jointly, each holder should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼   PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

REVOCABLE PROXY — Monarch Financial Holdings, Inc.

ANNUAL MEETING OF SHAREHOLDERS

May 12, 2015

5:30 p.m., Eastern Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brad Schwartz and Lynette Harris, jointly and severally, proxies, with full power to act alone, and with full power of substitution, to represent the undersigned and to vote, as designated below and upon any and all other matters that may properly be brought before such meeting, all shares of Common Stock that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Monarch Financial Holdings, Inc. to be held at the Chrysler Museum of Art, 1 Memorial Place, Norfolk, VA 23510 on Tuesday, May 12, 2015, at 5:30 p.m., Eastern Time, or at any adjournments thereof, for the following purposes. This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record. If no direction is made, this Proxy will be voted FOR all Proposals.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1 AND FOR ITEMS 2 AND 3.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.